UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 21, 2015

Ring Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36057	90-0406406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 West Wall St. 3rd Floor Midland, TX	79702
(Address of principal executive offices)	(Zip Code)

(432) 682-7464

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On May 21, 2015, Ring Energy, Inc. (“Ring”) entered into a purchase and sale agreement (the “Purchase Agreement”), dated effective May 1, 2015, with Finley Production Co., LP, BDT Oil & Gas, LP, Metcalfe Oil, LP, Grasslands Energy LP, Buffalo Oil & Gas, LP and Finley Resources, Inc., as sellers (collectively, “Sellers”), to acquire oil and gas assets (the “Acquisition”). The assets to be acquired by Ring under the Purchase Agreement consist of oil and gas assets and properties, which are located in the Ford West Field and Ford Geraldine Unit in Reeves and Culberson Counties, in the State of Texas. Under the terms of the Purchase Agreement, Ring agreed to acquire the oil and gas assets from Sellers for a purchase price of $75,000,000, subject to customary purchase price adjustments based on, among other things, environmental and title defects, if any. Upon the execution of the Purchase Agreement, Ring deposited $7,500,000 in escrow pending closing. SunTrust Robinson Humphrey, Inc. served as exclusive financial advisor for Ring on the Acquisition.

The Purchase Agreement contains customary representations and warranties and covenants by each party. Ring’s and the Sellers’ obligations to close the transaction are conditioned upon customary closing conditions including, among other things, the accuracy of representations and warranties and the performance of covenants. The Purchase Agreement may be terminated by mutual consent, a material breach of the Purchase Agreement, or if closing does not occur by June 30, 2015. There can be no assurance that the conditions to closing the transaction will be satisfied.

The foregoing description of the rights and obligations of Ring and Sellers under the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 hereto.

Credit Facility Commitment

On May 21, 2015, in connection with its entry into the Purchase Agreement, Ring entered into a commitment letter with SunTrust Bank, as administrative agent, and SunTrust Robinson Humphrey, Inc., as lead arranger, to amend Ring’s five year senior secured revolving credit facility (the “Credit Facility”). The amended credit facility (the “Amended Credit Facility”) is expected to increase the maximum facility amount from $150,000,000 to $500,000,000, with a borrowing base of $100,000,000, subject to reduction in the event that the purchase price is reduced in accordance with the terms of the Purchase Agreement. The maturity date is expected to be extended to five (5) years from the date on which all conditions are met and the initial funding has occurred under the Amended Credit Facility. The Amended Credit Facility is expected to contain customary affirmative and negative covenants and restrictions typical for a senior secured borrowing base credit facility. The Amended Credit Facility will be secured by a first priority security interest in substantially all of the assets of Ring, including the assets acquired in the Acquisition.

The Commitment Letter expires on the earliest to occur of (i) the consummation of the Acquisition, (ii) termination of the Purchase Agreement, either by its terms or by a court of competent jurisdiction, or (iii) July 31, 2015.

The above description of the material terms and conditions of the commitment letter does not purport to be complete and is qualified in its entirety by reference to the full text of the commitment letter, which is filed as Exhibit 10.1 hereto.

Item 2.03    Creation of a Direct Financial Obligation.

Please see the disclosure under Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

2.1*	Purchase Agreement dated as of May 21, 2015, among Ring Energy, Inc., and Finley Production Co., LP, BDT Oil & Gas, LP, Metcalfe Oil, LP, Grasslands Energy LP, Buffalo Oil & Gas, LP and Finley Resources, Inc.

10.1	Commitment Letter dated May 21, 2015, among Ring Energy, Inc., SunTrust Bank, and SunTrust Robinson Humphrey, Inc.

*	Pursuant to Item 6.01(b)(2) of Regulation S-K, the Company has omitted certain exhibits and schedules to the exhibit. The Company agrees to furnish by supplement a copy of any omitted schedule or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ring Energy, Inc.

Date: May 22, 2015	By:	/s/ William R. Broaddrick
William R. Broaddrick Chief Financial Officer